Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
617-796-8390

ABP Acquisition LLC Announces Intention to Commence Tender Offer for up to 10,000,000 Shares of Common Stock of Five Star Quality Care, Inc.

Newton, MA (October 3, 2016).  ABP Acquisition LLC today announced that it intends to make a cash tender offer for up to 10,000,000 shares of common stock of Five Star Quality Care, Inc. (Nasdaq: FVE) at a price of $3.00 per share.  The offer price represents a 57% premium over FVE’s closing price of $1.91 per share on September 30, 2016, the last trading day prior to today’s announcement, and represents a 34% premium over the average year to date closing trading prices of FVE shares of $2.24 per share.  The number of shares ABP Acquisition LLC intends to offer to purchase in the tender offer represents approximately 20% of the outstanding shares of FVE common stock.  The tender offer will be open to all FVE stockholders.

ABP ACQUISITION LLC’S OFFER WILL NOT BE SUBJECT TO A FINANCING CONDITION.

ABP Acquisition LLC is a wholly owned subsidiary of ABP Trust. Barry M. Portnoy and Adam D. Portnoy beneficially own ABP Trust and through ABP Trust they are the controlling stockholders of The RMR Group Inc. (Nasdaq: RMR).  The RMR Group Inc., acting through its subsidiary The RMR Group LLC, provides management services to FVE.  Barry Portnoy is a Managing Director of FVE.  The Independent Directors of FVE approved the waiver of certain ownership restrictions in FVE’s governing documents to permit ABP Acquisition LLC to commence and complete the contemplated tender offer, and ABP Acquisition LLC and the shares it acquires in the tender offer will be subject to standstill and lockup restrictions for extended periods.

Once the tender offer is commenced, offering materials will be mailed to FVE stockholders and filed with the Securities and Exchange Commission (the “SEC”).  FVE shareholders should read the offering materials when they become available, because they will contain important information.

The tender offer will be held open for at least 20 business days following its commencement, and tenders of shares must be made prior to the expiration of the tender offer period.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

The tender offer referenced in this press release has not yet commenced.  This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed

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with the SEC.  The solicitation and offer to buy shares of common stock of FVE will only be made pursuant to an Offer to Purchase and related tender offer materials that will be filed by ABP Acquisition LLC with the SEC.  At the time the tender offer is commenced, ABP Acquisition LLC will file a Tender Offer Statement on Schedule TO and thereafter FVE will file a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS OF ABP ACQUISITION LLC ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT OF FVE ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION.  FVE STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT FVE STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.  Copies of these documents, when filed with the SEC, will be available free of charge by contacting Morrow Sodali Global LLC, the information agent for the tender offer, at (800) 662-5200.  These documents, when filed with the SEC, will also be available for free at the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/ Recommendation Statement, FVE files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by FVE at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  FVE’s filings with the SEC are also available for free at the SEC’s website at www.sec.gov.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING

Two Newton Place // 255 Washington Street, Suite 300 // Newton, Massachusetts 02458 // 617-796-8390

STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES, INCLUDING UNCERTAINTY AS TO WHETHER THE CONDITIONS TO THE TENDER OFFER WILL BE SATISFIED, THE NUMBER OF SHARES OF FVE COMMON STOCK THAT WILL BE TENDERED AND WHETHER THE TENDER OFFER WILL BE COMMENCED OR CONSUMMATED. EXCEPT AS REQUIRED BY LAW, ABP ACQUISITION LLC AND ITS OWNERS AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT,  WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

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Two Newton Place // 255 Washington Street, Suite 300 // Newton, Massachusetts 02458 // 617-796-8390